                                   ASK JEEVES, INC.

                     SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                                  TABLE OF CONTENTS

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                                                                            PAGE

1.    AGREEMENT TO SELL AND PURCHASE.. . . . . . . . . . . . . . . . . . . . . 1

      1.1    Authorization of Shares.. . . . . . . . . . . . . . . . . . . . . 1

      1.2    Sale and Purchase.. . . . . . . . . . . . . . . . . . . . . . . . 1

2.    CLOSING, DELIVERY AND PAYMENT. . . . . . . . . . . . . . . . . . . . . . 1

      2.1    Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

      2.2    Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

      2.3    Subsequent Sales of Shares. . . . . . . . . . . . . . . . . . . . 2

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . . . 2

      3.1    Organization, Good Standing and Qualification.. . . . . . . . . . 2

      3.2    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

      3.3    Capitalization; Voting Rights.. . . . . . . . . . . . . . . . . . 3

      3.4    Authorization; Binding Obligations. . . . . . . . . . . . . . . . 3

      3.5    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . 4

      3.6    Liabilities.. . . . . . . . . . . . . . . . . . . . . . . . . . . 4

      3.7    Agreements; Action. . . . . . . . . . . . . . . . . . . . . . . . 4

      3.8    Obligations to Related Parties. . . . . . . . . . . . . . . . . . 5

      3.9    Changes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

      3.10   Title to Properties and Assets; Liens, etc. . . . . . . . . . . . 6

      3.11   Patents and Trademarks. . . . . . . . . . . . . . . . . . . . . . 6

      3.12   Compliance with Other Instruments.. . . . . . . . . . . . . . . . 7

      3.13   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

      3.14   Tax Returns and Payments. . . . . . . . . . . . . . . . . . . . . 8

      3.15   Employees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

      3.16   Proprietary Information and Inventions Agreements.. . . . . . . . 8

      3.17   Registration Rights.. . . . . . . . . . . . . . . . . . . . . . . 8

      3.18   Compliance with Laws; Permits.. . . . . . . . . . . . . . . . . . 8

      3.19   Offering Valid. . . . . . . . . . . . . . . . . . . . . . . . . . 9

      3.20   Accounting Controls.. . . . . . . . . . . . . . . . . . . . . . . 9

      3.21   Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . . . 9


                                          i.

                                  TABLE OF CONTENTS
                                     (CONTINUED)

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      3.22   Environmental and Safety Laws.. . . . . . . . . . . . . . . . . . 9

      3.23   Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.. . . . . . . . . . . . 9

      4.1    Requisite Power and Authority.. . . . . . . . . . . . . . . . . .10

      4.2    Investment Representations. . . . . . . . . . . . . . . . . . . .10

      4.3    Transfer Restrictions.. . . . . . . . . . . . . . . . . . . . . .11

5.    CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . .11

      5.1    Conditions to Purchasers' Obligations at the Closing. . . . . . .11

      5.2    Conditions to Obligations of the Company. . . . . . . . . . . . .12

6.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

      6.1    Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . .13

      6.2    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

      6.3    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .13

      6.4    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .13

      6.5    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .14

      6.6    Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . .14

      6.7    Delays or Omissions.. . . . . . . . . . . . . . . . . . . . . . .14

      6.8    Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

      6.9    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

      6.10   Attorneys' Fees.. . . . . . . . . . . . . . . . . . . . . . . . .15

      6.11   Titles and Subtitles. . . . . . . . . . . . . . . . . . . . . . .15

      6.12   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .15

      6.13   Broker's Fees.. . . . . . . . . . . . . . . . . . . . . . . . . .15

      6.14   Exculpation Among Purchasers. . . . . . . . . . . . . . . . . . .15

      6.15   Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

      6.16   Additional Investors. . . . . . . . . . . . . . . . . . . . . . .15

      6.17   California Corporate Securities Law.. . . . . . . . . . . . . . .15


                                         ii.

                                   ASK JEEVES, INC.

                     SERIES A PREFERRED STOCK PURCHASE AGREEMENT

     THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of November 10, 1998, by and among Ask Jeeves, Inc., a California corporation (the "Company") and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

                                       RECITALS

     WHEREAS, the Company has authorized the sale and issuance of an aggregate of Seven Million Five Hundred Thousand (7,500,000) shares of its Series A Preferred Stock (the "Shares");

     WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.    AGREEMENT TO SELL AND PURCHASE.

           1.1 AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized (i) the sale and issuance to Purchasers of the Shares and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "Conversion Shares"). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Articles of Incorporation of the Company, as amended, in the form attached hereto as Exhibit B (the "Restated Charter").

           1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on Exhibit A, at a purchase price of $1.0315 per share.

     2.    CLOSING, DELIVERY AND PAYMENT.

           2.1 CLOSING. The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place at 10:00 a.m. on the date hereof, at the offices of


                                          1.

Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").

           2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of Shares to be purchased at the Closing by each Purchaser, against payment of the purchase price therefor by check, wire transfer made payable to the order of the Company, cancellation of indebtedness or any combination of the foregoing.

           2.3 SUBSEQUENT SALES OF SHARES. At any time on or before the 30th day following the Closing, the Company may sell up to the balance of the authorized shares of Series A Preferred Stock not sold at the Closing to existing shareholders and their affiliates as may be approved by the Board of Directors of the Company. All such sales shall be made on the terms and conditions set forth in this Agreement, the Investor Rights Agreement (as defined below) and the Voting Agreement (as defined below), including, without limitation, the representations and warranties by such Purchasers as set forth in Section 4. Any Shares of Series A Preferred Stock sold pursuant to this
Section 2.3 shall be deemed to be "Shares" for all purposes under this Agreement and any purchasers thereof shall be deemed to be "Purchasers" for all purposes under this Agreement.

     3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchasers at the Closing, the Company hereby represents and warrants to each Purchaser as of the date of this Agreement as follows:

           3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Investor Rights Agreement substantially in the form attached hereto as Exhibit C (the "Investor Rights Agreement"), the Voting Agreement substantially in the form attached hereto as Exhibit D (the "Voting Agreement") and the Management Rights Letter substantially in the form attached hereto as Exhibit E (the "Management Rights Letter") (collectively, the "Related Agreements"), to issue and sell the Shares and the Conversion Shares and to carry out the provisions of this Agreement, the Related Agreements and the Restated Charter and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.


                                          2.

           3.2 SUBSIDIARIES. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

           3.3 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company, immediately prior to the Closing, will consist of fifty million (50,000,000) shares of Common Stock, twenty-two million three hundred four thousand five hundred eight-six (22,304,586) shares of which are issued and outstanding and five million thirteen thousand two hundred eighty-six (5,013,286) shares of which are reserved for future issuance to employees pursuant to outstanding options under the Company's 1996 Equity Incentive Plan, forty three thousand (43,000) shares upon the exercise of certain warrants to purchase Common Stock of the Company, and ten million (10,000,000) shares of Preferred Stock, seven million five hundred thousand (7,500,000) of which are designated Series A Preferred Stock, four million, nine hundred sixty one thousand five hundred thirty (4,961,530) shares of which are issued and outstanding. All issued and outstanding shares of the Company's Common Stock
(a) have been duly authorized and validly issued (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Charter. Subject to adjustment as set forth in the Restated Charter, each series of Preferred Stock is convertible into Common Stock on a one-for-one basis. The Conversion Shares have been duly and validly reserved for issuance. Other than the shares reserved for issuance under the Company's 1996 Equity Incentive Plan, and except as may be granted pursuant to the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the issuance by the Company or purchase or acquisition from the Company of any of its securities. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

           3.4 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Section 2.9 of the Investor Rights Agreement may be limited by applicable laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be


                                          3.

subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

           3.5 FINANCIAL STATEMENTS. The Company has been made available to each Purchaser (a) its unaudited balance sheet as at December 31, 1997 and unaudited statement of income and cash flows for the twelve months ending December 31, 1997 and (b) its unaudited balance sheet as at August 31, 1998 (the "Statement Date") and unaudited consolidated statement of income and cash flows for the eight month period ending on the Statement Date (collectively, the "Financial Statements"). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and results of operations of the Company as of December 31, 1997 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

           3.6 LIABILITIES. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

           3.7    AGREEMENTS; ACTION.

                  (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

                  (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business and as disclosed in the Financial Statements) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.


                                          4.

                  (c) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

           3.8 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company to officers, directors, shareholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

           3.9    CHANGES. Since the Statement Date, there has not been:

                  (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

                  (b) Any resignation or termination of any key officers of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                  (c) To the best of its knowledge, any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

                  (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

                  (f) Any direct or indirect loans made by the Company to any shareholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

                  (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;


                                          5.

                  (h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

                  (i) To the best of its knowledge, any labor organization activity;

                  (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

                  (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company; or

                  (m) Any other event or condition of any character that, either individually or cumulatively, has or, to the best of its knowledge, may materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

           3.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

           3.11 PATENTS AND TRADEMARKS. To the best of its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known or asserted infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names,


                                          6.

copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently proposed will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

           3.12 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Restated Charter or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, any statute, rule or regulation applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

           3.13 LITIGATION. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened in writing against the Company that questions the validity of this Agreement, or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing.
The foregoing includes, without limitation, actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.


                                          7.

           3.14 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

           3.15 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. No employee has any agreement or contract, written or verbal, regarding his employment. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

           3.16 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each current employee and officer of the Company has executed a Proprietary Information and Inventions Agreement in the form of Exhibit F attached hereto. No current employee or officer of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee or officer Proprietary Information and Inventions Agreement.

           3.17 REGISTRATION RIGHTS. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Investor Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

           3.18 COMPLIANCE WITH LAWS; PERMITS. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders,


                                          8.

permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

           3.19 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

           3.20 ACCOUNTING CONTROLS. The Company maintains a system of internal accounting controls sufficient to provide assurance that: (1) transactions are executed in accordance with management's general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements materially in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           3.21 MINUTE BOOKS. The minute books of the Company provided to the Purchasers contain a complete summary of all meetings of directors and shareholders since the time of incorporation.

           3.22 ENVIRONMENTAL AND SAFETY LAWS. To its knowledge, the Company is not in violation of any applicable statue, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing stature, law or regulation.

           3.23 INSURANCE. The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.


                                          9.

     4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

           4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and
(c) to the extent that the enforceability of the indemnification provisions of
Section 2.9 of the Investor Rights Agreement may be limited by applicable laws.

           4.2 INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

                  (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

                  (b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

                  (c) GENERAL SOLICITATION. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.


                                         10.

                  (d) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and Business Plan and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

                  (f) RULE 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (g) RESIDENCE. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.

           4.3 TRANSFER RESTRICTIONS. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

     5.    CONDITIONS TO CLOSING.

           5.1 CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE CLOSING. Purchasers' obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

                  (b) LEGAL INVESTMENT. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.


                                         11.

                  (c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

                  (d) FILING OF RESTATED CHARTER. The Restated Charter shall have been filed with the Secretary of State of the State of California.

                  (e) CORPORATE DOCUMENTS. The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company as Purchasers shall reasonably request.

                  (f) RESERVATION OF CONVERSION SHARES. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

                  (g) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c) and (f) of this Section 5.1 have been satisfied.

                  (h) INVESTOR RIGHTS AGREEMENT. The Investor Rights Agreement shall have been executed and delivered by the parties thereto.

                  (i) VOTING AGREEMENT. The Voting Agreement shall have been executed and delivered by the parties thereto.

                  (j) MANAGEMENT RIGHTS LETTER. The Management Rights Letter shall have been executed and delivered by the parties thereto.

                  (k) LEGAL OPINION. The Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

                  (l) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

           5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:


                                         12.

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by those Purchasers acquiring Shares in
Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

                  (b) PERFORMANCE OF OBLIGATIONS. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

                  (c) FILING OF RESTATED CHARTER. The Restated Charter shall have been filed with the Secretary of State of the State of California.

                  (d) INVESTOR RIGHTS AGREEMENT. An Investor Rights Agreement shall have been executed and delivered by the Purchasers.

                  (e) VOTING AGREEMENT. The Voting Agreement shall have been executed and delivered by the parties thereto.

                  (f) MANAGEMENT RIGHTS LETTER. The Management Rights Letter shall have been executed and delivered by the parties thereto.

                  (g) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

     6.    MISCELLANEOUS.

           6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

           6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

           6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

           6.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and


                                         13.

entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

           6.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           6.6    AMENDMENT AND WAIVER.

                  (a) This Agreement may be amended or modified through any subsequent sales provided by Section 2.3 of this Agreement only upon the written consent of the Company and holders of at least fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

                  (b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived through any subsequent sales provided by Section 2.3 of this Agreement only with the written consent of the holders of at least fifty percent (50%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

           6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Articles, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Articles or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Restated Articles must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Articles, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

           6.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at


                                         14.

such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

           6.9 EXPENSES. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

           6.10 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

           6.11 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

           6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

           6.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

           6.14 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.

           6.15 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

           6.16 ADDITIONAL INVESTORS. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series A Preferred Stock pursuant to the Agreement, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a "PURCHASER" hereunder.


                                         15.

           6.17 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.







                                         16.

     IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                                PURCHASER:

ASK JEEVES, INC.                        INVESTOR


By: /s/ Robert W. Wrubel                By: /s/ Investors Listed on Exhibit A
   --------------------------------        -------------------------------------
     President
                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------

                                        Address:
                                                 -------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        Phone Number: (   )
                                                            --------------------

                                        Facsimile:  (   )
                                                          ----------------------



                                    SIGNATURE PAGE


                                         17.

                                   LIST OF EXHIBITS



Schedule of Purchasers                                                 Exhibit A

Restated Articles of Incorporation                                     Exhibit B

Investor Rights Agreement                                              Exhibit C

Voting Agreement                                                       Exhibit D

Management Rights Letter                                               Exhibit E

Proprietary Information and                                            Exhibit F
   Inventions Agreement

Form of Legal Opinion                                                  Exhibit G





                                         19.

                                      EXHIBIT A


                     SERIES A PREFERRED STOCK PURCHASE AGREEMENT


                                SCHEDULE OF PURCHASERS

                                                                   AGGREGATE
 NAME                                             SHARES        PURCHASE PRICE
--------------------------------------------  --------------  ------------------
 CPQ Holdings, Inc.                              4,961,530        $5,117,818

 J. Thomas Bentley                                 9,695          $10,000.39

 Charles M. Finnie                                 9,695          $10,000.39

 Garrett Gruener                                  185,191        $191,024.52

 Melody Kean Haller                                18,146         $18,717.60

 P. Kirk Hobbs                                     9,695          $10,000.39

 David Allen Hoffman and Joan E. Sarnat            18,146         $18,717.60
 Living Turst 12-15-95

 Russell S. Holdstein, Trustee for the             15,578         $16,068.71
 Holdstein Revocable Trust U/T/D 6/12/83

 Leavitt Family Trust U/T/D 4-20-89                84,497         $87,158.66

 Gerald K. and Vera Leo Revocable Trust            9,695          $10,000.39
 8/14/89

 Daniel Miller                                    212,250        $218,935.88

 M. Bruce Nakao 1994 Trust                         9,695          $10,000.39

 Benjamin Rosen                                    69,597         $71,789.31

                                                  969,492       $1,000,031.00


                                          1.

                                SCHEDULE OF PURCHASERS


                                                                   AGGREGATE
 NAME                                             SHARES        PURCHASE PRICE
--------------------------------------------  --------------  ------------------
 Kevin D. Schon and Suzanne C. Schon               18,146         $18,717.60
 Revocable Trust dated July 29, 1994

 LJ Sevin                                          29,640         $30,573.66

                                                  242,365        $249,999.50

 Strauch Kulhanjian Family Trust                  212,250        $218,935.88

 Margaret L. Taylor                                9,695          $10,000.39

 George J. Still, Jr.                              24,237         $25,000.47

 Amy Slater                                        9,695          $10,000.39

 GC&H Investments                                  24,237         $25,000.47

                                                   24,237         $25,000.47

 Ronald Conway                                     48,473         $49,999.90

 Angel Investors, L.P.                            193,892        $199,999.60

 TOTAL:                                          7,419,769      $7,653,491.56
                                                 ---------      -------------
                                                 ---------      -------------

                                      EXHIBIT E

                               MANAGEMENT RIGHTS LETTER





November 10, 1998

CPQ Holdings, Inc.
20555 S.H. 249
Houston, TX  77070-2698

RE:  MANAGEMENT RIGHTS

Ladies and Gentlemen:

     This letter will confirm our agreement that pursuant to the purchase of 5,133,301 shares of Series A Preferred Stock of Ask Jeeves, Inc. (the "Company") by CPQ Holdings, Inc. ("Investor"), Investor will be entitled to the following contractual management rights, in addition to rights to nonpublic financial information, inspection rights, and other rights specifically provided to all investors in the current financing:

1. The Company shall allow one representative designated by the Investor to attend all meetings of the Company's Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors at the same time and in the same manner it provides the materials to the Board; PROVIDED, HOWEVER, that the Company reserves the right to exclude such representative from such meetings if such meetings are to discuss clients or prospective clients that are competitive with the Investor or its subsidiaries; and PROVIDED, FURTHER, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof where legal advice is sought or offered if the distribution of such material to the representative or the presence of the representative as such meeting or portion thereof would invalidate the Company's attorney-client privilege.

2. Investor and its affiliates shall have the right to review all written disclosures by the Company regarding Investor or its affiliates; PROVIDED, HOWEVER, that following an "IPO", if disclosure by the Company is required by law, then the Company shall give Investor and its affiliates at least three (3) business days notice of such written disclosure and Investor and its affiliates shall promptly provide their comments, if any, to the Company. The Company shall have the right to review all written disclosures by Investor or its affiliates regarding the Company or its affiliates. The term sheet and the terms set forth herein shall not be disclosed in writing by either party without the prior consent of the other party, which consent shall not be unreasonably withheld.

3. The Company shall notify Investor in writing at least fifteen (15) days before the Company knowingly sells any securities of the Company to a then current employee of the Investor or its affiliates who is known by the Company to be an employee of Investor or its affiliates.

     The Company and Investor agree to abide by the terms of the Non-Disclosure Agreement dated August 6, 1998 and Investor agrees, to hold in confidence and trust and not disclose any confidential information provided to or learned by it in connection with its rights under this letter.

     The rights described in paragraphs 1 and 3 herein shall terminate and be of no further force or effect upon the earlier of (i) consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public (an "IPO") or (ii) upon (a) the acquisition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a "Change in Control").

     The confidentiality provision hereof will survive any such termination.



Very truly yours,



ASK JEEVES, INC.


By: /s/ Robert Wrubel
   ---------------------------------

Title: Chief Executive Officer
      ------------------------------

Agreed and accepted:

CPQ HOLDINGS, INC.


By: /s/ Rod Stchrock
   ---------------------------------

Title: Vice President
      ------------------------------